EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investors: Sheree Aronson (714) 247-8290 sheree.aronson@amo-inc.com
Media: Steve Chesterman (714) 247-8711 steve.chesterman@amo-inc.com

ADVANCED MEDICAL OPTICS ANNOUNCES
SECOND-QUARTER 2006 RESULTS

Sales Growth of 13.2% Reflects Increased Demand for Core Brands, Addition of Laser
Vision Correction Business, Impacts of Product Rationalization

GAAP Loss of $0.04 Includes $0.54 in Charges

Company Raises 2006 Adjusted EPS Guidance; Reaffirms 2007 Adjusted EPS Guidance

(SANTA ANA, CA), August 1, 2006 – Advanced Medical Optics, Inc. (AMO) [NYSE: EYE], a global leader in ophthalmic surgical devices and eye care products, today announced financial results for the second quarter of 2006.

The company reported sales of $257.0 million, a 13.2 percent increase compared to the same quarter last year. The rise reflects the company’s May 2005 acquisition of VISX, Incorporated, as well as growth of core brands across each of its businesses. Second-quarter sales were unfavorably impacted by the planned loss of $13.2 million in sales related to the company’s rationalization and repositioning initiative, soft international contact lens care sales and a 0.4 percent decrease related to foreign currency.

For the second quarter of 2006, AMO reported a net loss under Generally Accepted Accounting Principles (GAAP) of $2.7 million, or a loss of $0.04 per share. Pre-tax net charges of $52.7 million recorded during the quarter reduced after-tax earnings per share by $0.54. Charges included $18.2 million related to the company’s note repurchases, $17.7 million related to current business repositioning initiatives, $14.3 million for inventory provisions, manufacturing and distribution charges related to discontinued products and other charges, and $2.5 million in an unrealized loss on derivative instruments. The second-quarter results also included a $0.05 per share impact associated with stock-based compensation expense.

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For the second quarter of 2005, the company reported a GAAP net loss of $438.1 million, or $9.53 per share, including after-tax charges of $456.0 million, primarily associated with acquisitions. The after-tax charges in the second quarter of 2005 had the effect of reducing earnings per share by $9.90.

“Our second-quarter performance demonstrates the ongoing benefits of shifting our focus to premium-priced products, moving aggressively to rationalize non-strategic products and finalizing our repositioning for improved competitiveness,” said Jim Mazzo, AMO chairman, president and chief executive officer. “We are leveraging our superior technologies, efficient operating structure and pipeline of new innovations to seize exciting growth opportunities across our markets.”

Major Second-Quarter Financial Developments

During the second quarter, the company:

•                  Issued $500 million aggregate principal amount of 3.25 percent convertible subordinated notes due 2026 with an initial conversion price of $59.61. AMO used the proceeds to purchase 10.1 million shares of its common stock. The company also used borrowings under its senior revolver to purchase $128.9 million aggregate principal amount of its outstanding convertible notes through privately negotiated repurchases. The transactions were designed primarily to return capital to stockholders and create a more efficient capital structure.

•                  Settled all pending patent infringement lawsuits with Alcon, Inc. Under the agreement, Alcon paid AMO in July 2006 a lump sum of $121 million. AMO will recognize the Alcon payment in the third quarter of 2006. The settlement resolved four separate lawsuits between the two companies and provided global cross-licensing rights on existing phacoemulsification products and the use of multiple viscoelastics in a single ophthalmic procedure. The company used the majority of the proceeds to pay down its senior revolver.

Cataract/Implant Sales Overview

Cataract/implant sales during the second quarter were $134.4 million, up 5.2 percent, despite a 0.5 percent decrease related to foreign currency. The growth was due primarily to increased sales of premium-priced refractive and monofocal intraocular lenses (IOLs) and continued growth of proprietary phacoemulsification products. Below are highlights of the cataract/implant categories for the second quarter of 2006. Growth rates reflect comparisons to the same period in 2005 and include the impacts of foreign currency.

•                  IOL sales rose 11.4 percent to $75.1 million, due primarily to increased demand for the Tecnis® monofocal IOL and growth of the refractive IOL portfolio, which includes Tecnis® Multifocal, ReZoomTM and VerisyseTM lenses. Refractive IOL sales for the quarter were $11.9 million, representing a 15.8 percent increase over the first quarter of 2006 and a 153 percent increase over the year-ago quarter. Total IOL sales were unfavorably impacted by the company’s planned rationalization of older-generation, lower-margin products that no longer fit its growth strategy.

•                  Phacoemulsification sales rose 8.8 percent to $22.2 million, led by strong performance of the company’s Sovereign® and Sovereign® Compact™ systems with WhiteStar® technology, and marked the 11th consecutive quarter of growth in the category. Strong sales of systems and consumable packs across all major geographic markets contributed to the quarterly results. During the quarter, the company’s new unit placements rose 26 percent, versus the year ago quarter.

•                  Viscoelastics sales declined 5.4 percent to $32.8 million, due primarily to lost sales from discontinued product lines and reimbursement pressures in certain European markets and Japan. Unit sales of the company’s flagship Healon® viscoelastics grew approximately 5 percent.

Laser Vision Correction (LVC) Sales Overview

LVC sales were $53.4 million in the second quarter, compared to $16.3 million in the same period a year ago. The rise reflects the full-quarter contribution of the May 2005 VISX acquisition, increased demand for the company’s custom LASIK procedures and strong international sales and a 0.3 percent benefit from foreign currency. On a pro forma basis, LVC sales rose 18.3 percent versus the combined VISX LVC and AMO microkeratome sales for the year-ago quarter. Below are highlights of LVC categories for the second quarter of 2006. Growth rates reflect comparisons to the same period in 2005 and include the impacts of foreign currency.

•                  Licensing and related sales grew 273.8 percent to $36.4 million, reflecting the full-quarter contribution of the VISX acquisition and growth in the mix of CustomVue™ LASIK procedures. On a pro forma basis, licensing and related sales grew 19.7 percent. For the 12 months ended June 30, 2006, approximately 55 percent of the company’s procedures were CustomVue™ treatments. During this same 12-month period, total procedure volume declined approximately 1 percent, compared to a decline of 5 percent for the 12 months ended March 30, 2006.

•                  System sales grew 451.6 percent to $9.7 million, reflecting the full-quarter contribution of the VISX acquisition, growth in new custom-capable unit sales in targeted international markets and continued U.S. rollout of the company’s proprietary Iris Registration technology. On a pro forma basis, system sales grew 57.6 percent.

Eye Care Sales Overview

Eye care sales declined 16.7 percent to $69.2 million in the second quarter, including a 0.5 percent decrease related to foreign currency. These results reflect strong growth in the sales of branded products in the U.S., offset by a decline in sales of discontinued products outside the U.S. and continued shrinkage of the hydrogen peroxide market. As previously announced, the company expanded the rationalization of its product line during the second quarter, which impacted sales in all segments. The company also took additional actions to increase manufacturing capacity, redirect market focus and streamline inventory. As a result of these activities, AMO expects to return to growth in the second half of 2006 and 2007. Below are highlights of eye care categories for the second quarter of 2006. Growth rates reflect comparisons to the same period in 2005 and include the impacts of foreign currency.

•                  Multipurpose solution sales declined 4.7 percent to $42.9 million. Sales of the company’s flagship COMPLETE® MoisturePLUS™ brand in the Americas more than doubled, largely associated with the removal of a major competitor’s product from the market. Sales growth in the Americas was offset by the decline in sales of discontinued products and the expanded rationalization of Asia Pacific and Japan product lines.

•                  Sales of hydrogen peroxide solutions declined 20.1 percent to $16.0 million, reflecting the continued contraction of this market predominantly in Japan and parts of Europe, as well as the planned discontinuation of non-strategic products.

•                  Sales of other eye care products declined 42.7 percent to $10.4 million, reflecting the accelerated rationalization of older-generation products that no longer fit AMO’s growth strategy.

Financial Highlights

Below are additional highlights of the second-quarter 2006 results.

•                  Gross profit rose 17.9 percent to $164.7 million, including $7.3 million in inventory provisions and other manufacturing and distribution charges related to discontinued products. The gross margin for the second quarter was 64.1 percent. The gross profit and gross margin in the year-ago period were $139.6 million and 61.5 percent, respectively.

•                  Research and development (R&D) expense was $16.6 million, or 6.4 percent of sales, compared to $13.9 million, or 6.1 percent of sales in the same period last year. The rise reflects primarily the addition of R&D for the LVC business.

•                  SG&A expense was $105.4 million, or 41.0 percent of sales, including $7.0 million in charges. In the second quarter of 2005, the company reported SG&A expense of $97.6 million, or 43.0 percent of sales.

•                  Operating income was $25.0 million, including charges of $32.0 million related primarily to product rationalization and repositioning initiatives. This compares to an operating loss of $423.4 million in the year-ago quarter due primarily to charges related to acquisitions.

•                  Non-operating expense was $26.8 million, including $18.2 million in charges and write-offs associated with the note repurchases, and a $2.5 million unrealized loss on currency derivatives. In the year-ago quarter, non-operating expense was $7.6 million, including $2.0 million in costs associated with debt restructuring charges net of a gain on currency derivatives.

•                  Pre-tax loss was $1.8 million, compared to a pre-tax loss of $431.0 million in the same period one year ago.  The company reported a provision for income taxes of $0.9 million because the charges associated with the note repurchases were not fully deductible for income tax purposes.

Six-Month Financial Results

Net sales for the first six months of 2006 rose to $495.3 million from $419.6 million in the same period last year. The rise reflects the May 2005 VISX acquisition and increased sales of technologically advanced products, offset by planned sales declines related to the rationalization of non-strategic products and a 2.5 percent decrease related to foreign currency.

The company reported a GAAP net loss for the first six months of 2006 of $0.1 million, or break even on a per share basis. Pre-tax net charges of $87.9 million recorded during the period reduced after-tax earnings per share by $0.87. Charges included $47.0 million related to business repositioning initiatives, $19.8 million for inventory provisions, manufacturing and distribution charges related to discontinued products and other charges, $18.2 million related to note repurchases, and $2.9 million in an unrealized loss on derivative instruments. For the first six months of 2005, the company reported a GAAP net loss of $424.3 million, or a loss of $10.17 per share. These results included after-tax charges of $455.7 million related primarily to acquisitions that had the effect of reducing earnings per share by $10.88.

Rationalization & Repositioning Initiative

AMO announced in late 2005 a plan to accelerate the scope and timing of a broad rationalization and repositioning strategy. Under this plan, AMO adopted a more aggressive timeline for discontinuing a variety of non-strategic cataract and eye care products, while eliminating or redeploying the resources to areas of greater opportunity. Concurrently, AMO began increasing its investment in higher-growth, higher-margin product lines.

The rationalization and repositioning initiative, which is now virtually complete, reduced sales in the first six months of 2006 by $21.1 million, consistent with the company’s original estimate. The company expects these lost sales to be offset by growth of its new and technologically advanced products throughout 2006.

As part of the rationalization and repositioning, the company made organization changes, including implementing initiatives designed to enhance its global manufacturing capacity, consolidate certain operations, refine R&D skills and priorities and better allocate sales and marketing resources. As a result, AMO incurred pre-tax charges in the fourth quarter of 2005 and first half of 2006 totaling approximately $100 million, including the impacts of the expanded eye care rationalization and repositioning. The company expects to incur the remaining $5 million in the second half of 2006, related primarily to the consolidation of manufacturing capabilities, and remaining eye care rationalization. In all, charges should be consistent with the company’s previous estimate of approximately $105 million.

Financial Guidance

AMO revised its adjusted EPS guidance for 2006 to reflect the reduction in debt and corresponding interest expense in the second half of the year. The company reaffirmed revenue guidance for 2006 and 2007, as well as adjusted EPS guidance for 2007 as follows:

	2006	2007
Revenue (in millions)	$1,020-$1,040	$1,100-$1,120

	Previous	Current
Adjusted EPS	$2.03-$2.19	$2.05-$2.21	$2.60+

AMO’s adjusted EPS guidance includes the impact associated with stock-based compensation expense now being recognized under Statement of Financial Accounting Standards No. 123R issued by the Financial Accounting Standards Board.
Live Webcast & Audio Replay

AMO will host a live Web cast to discuss second-quarter 2006 results and review future expectations today at 10:00 a.m. ET. To participate and download the slides that accompany the company’s conference call remarks, visit www.amo-inc.com. An audio replay will be available at approximately noon ET today and will continue through midnight ET on Tuesday, August 15th, at 800-642-1687 (Passcode 2273005) or by visiting www.amo-inc.com.

About Advanced Medical Optics (AMO)

AMO is a global medical device leader focused on the discovery and delivery of innovative vision technologies that optimize the quality of life for people of all ages. Products in the cataract/implant line include intraocular lenses, phacoemulsification systems, viscoelastics, and related products used in cataract and refractive lenticular surgery. Products in the laser vision correction line include laser systems, wavefront diagnostic systems, microkeratomes and related products used in corneal refractive surgery. AMO owns or has the rights to such ophthalmic surgical product brands as ReZoom™, Clariflex®, Sensar®, CeeOn®, Tecnis® and Verisyse™ intraocular lenses, STAR S4 IR™ laser vision correction system, WaveScan Wavefront® System, CustomVue™ procedure, Sovereign® and Sovereign® Compact™ phacoemulsification systems with WhiteStar® technology, Amadeus™ and Amadeus™ II microkeratomes, Healon® viscoelastics, and the Baerveldt® glaucoma shunt. Products in the contact lens care line include disinfecting solutions, enzymatic cleaners and lens rewetting drops. Among the eye care product brands the company possesses are COMPLETE® Moisture PLUS™, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care™ and blinkTM branded products. Amadeus is a licensed product of, and a trademark of, SIS, Ltd. AMO is based in Santa Ana, California, and employs approximately 3,600 worldwide. The company has operations in 24 countries and markets products in approximately 60 countries. For more information, visit the company’s Web site at www.amo-inc.com.

Use of Non-GAAP Measures

Our guidance for EPS for 2006 and 2007 is provided on a non-GAAP basis. The company’s adjusted EPS guidance excludes any charges associated with acquisitions or reorganization, rationalizations and repositioning strategies, recapitalization and litigation settlement. The guidance also assumes no impact of potential unrealized gains or losses on derivative instruments. The company believes this presentation is useful to investors to conduct a more meaningful, consistent comparison of the company’s ongoing operating results. This presentation is also consistent with our internal use of the measure, which we use to measure the profitability of ongoing operating results against prior periods and against our internally developed targets. We believe that our investors also use this measure to analyze the sustainable profitability of the on-going business operations. The economic substance related to our use of adjusted EPS is our belief that the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced in prior periods. The company is not able to provide a reconciliation of projected adjusted EPS to expected reported results due to the unknown effect, timing and potential significance of special charges, and our inability to forecast charges associated with future transactions and initiatives.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Forward-Looking Statements

This press release contains forecasts about AMO and its businesses, such as management’s revenue and adjusted earnings per share estimates for 2006 and 2007 and estimated write-offs and charges associated with the rationalization and repositioning. Because forecasts are inherently estimates that cannot be made with precision, the company’s performance may at times differ from its estimates and targets. The company often does not know what the actual results will be until after a quarter’s end. Therefore, the company will not report or comment on its progress during the quarter. Any statement made by others with respect to progress mid-quarter cannot be attributed to the company.

Statements in this press release regarding financial guidance, the rationalization and repositioning program, statements of Mr. Mazzo and any other statements in this press release that refer to AMO’s estimated or anticipated future results, are forward-looking statements. All forward-looking statements in this press release reflect AMO’s current analysis of existing trends and information and represent AMO’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting AMO’s businesses including but not limited to uncertainties associated with successful and timely execution of the rationalization and repositioning program and AMO’s ability to offset sales of discontinued products; changing competitive, regulatory and market conditions; unexpected trends in the contact lens or lens care markets; the performance of new products and the continued acceptance of current products; the execution of strategic initiatives and alliances; AMO’s ability to maintain a sufficient supply of products; consumer spending and confidence; product liability claims or quality issues; litigation; and the uncertainties associated with intellectual property protection for the company’s products. In addition, matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates or consumer confidence indices, can affect AMO’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors may be found in previous financial press releases issued by AMO. AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in AMO’s 2005 Form 10-K filed in March 2006 include information concerning these and other risk factors. Copies of press releases and additional information about AMO are available at www.amo-inc.com, or by contacting AMO’s Investor Relations Department by calling 714-247-8348.

Advanced Medical Optics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands, except per share amounts)	June 30, 2006	June 24, 2005	June 30, 2006	June 24, 2005
Net sales:
Cataract/Implant	$134,421	$127,726	$254,865	$244,456
Laser Vision Correction	53,401	16,293	114,356	18,235
Eye Care	69,219	83,073	126,048	156,919
	257,041	227,092	495,269	419,610

Cost of sales (A)	92,373	87,478	179,208	157,917
Gross profit	164,668	139,614	316,061	261,693

Selling, general and administrative	105,389	97,596	200,828	181,409
Research and development	16,565	13,948	33,538	26,300
In-process research and development	—	451,450	—	451,450
Business repositioning	17,720	—	46,974	—
Operating income (loss)	24,994	(423,380)	34,721	(397,466)

Non-operating expense (income):
Interest expense	8,028	8,911	12,535	14,738
Unrealized loss (gain) on derivative instruments	2,464	(458)	2,902	(990)
Loss due to early retirement of convertible senior subordinated notes	15,798	545	15,798	545
Other, net	544	(1,413)	1,548	(1,742)
	26,834	7,585	32,783	12,551

Income (loss) before income taxes	(1,840)	(430,965)	1,938	(410,017)
Provision for income taxes	863	7,150	2,012	14,273

Net loss	$(2,703)	$(438,115)	$(74)	$(424,290)

Net loss per share:
Basic and Diluted	$(0.04)	$(9.53)	$—	$(10.17)

Weighted average number of shares outstanding:
Basic and Diluted	67,166	45,965	67,694	41,719

(A)         Includes charges of $4,467 and $7,645 primarily for inventory provisions and other rationalization and repositioning charges associated with discontinued products as the result of the business repositioning plan for the three and six months ended June 30, 2006.

Advanced Medical Optics, Inc.

Global Sales

(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2006	June 24, 2005	June 30, 2006	June 24, 2005
Geographic Sales:

Americas:
Cataract/Implant	$52,987	$43,025	$99,497	$81,163
Laser Vision Correction	43,098	13,701	95,125	15,293
Eye Care	28,203	16,377	45,103	32,270
Total Americas	124,288	73,103	239,725	128,726

Europe/ Africa/ Middle East:
Cataract/Implant	50,515	50,541	96,900	100,543
Laser Vision Correction	3,881	1,474	7,980	1,726
Eye Care	19,795	24,841	35,700	48,554
Total Europe/ Africa/ Middle East	74,191	76,856	140,580	150,823

Japan:
Cataract/Implant	17,756	20,124	32,714	37,046
Laser Vision Correction	995	233	1,811	235
Eye Care	11,656	30,929	27,785	54,503
Total Japan	30,407	51,286	62,310	91,784

Asia Pacific:
Cataract/Implant	13,163	14,036	25,754	25,704
Laser Vision Correction	5,427	885	9,440	981
Eye Care	9,565	10,926	17,460	21,592
Total Asia Pacific	28,155	25,847	52,654	48,277

Total Geographic Sales	$257,041	$227,092	$495,269	$419,610

Product sales:
Cataract/Implant
Intraocular lenses	$75,071	$67,374	$141,341	$128,248
Viscoelastics	32,825	34,688	61,717	66,861
Phacoemulsification products	22,203	20,412	43,641	39,257
Other	4,322	5,252	8,166	10,090
Total Cataract/Implant	$134,421	$127,726	$254,865	$244,456

Laser Vision Correction:
Procedures and related	$36,350	$9,724	$76,941	$9,724
Systems	9,669	1,753	20,577	1,753
Microkeratome	2,507	2,844	5,441	4,780
Service and parts	4,775	1,893	10,948	1,893
Other	100	79	449	85
Total Laser Vision Correction	$53,401	$16,293	$114,356	$18,235

Eye Care:
Multi-purpose solutions	$42,879	$44,987	$75,209	$80,848
Hydrogen-peroxide solutions	15,953	19,969	30,133	40,690
Other	10,387	18,117	20,706	35,381
Total Eye Care	$69,219	$83,073	$126,048	$156,919

Total Product Sales	$257,041	$227,092	$495,269	$419,610

	Three Months Ended			% Exchange
	June 30, 2006	June 24, 2005	% Growth	Impact
Net Sales:
Cataract/Implant	$134,421	$127,726	5.2%	(0.5)%
Laser Vision Correction	53,401	16,293	227.8%	0.3%
Eye Care	69,219	83,073	(16.7)%	(0.5)%
	$257,041	$227,092	13.2%	(0.4)%

	Six Months Ended			% Exchange
	June 30, 2006	June 24, 2005	% Growth	Impact
Net Sales:
Cataract/Implant	$254,865	$244,456	4.3%	(2.7)%
Laser Vision Correction	114,356	18,235	527.1%	(1.3)%
Eye Care	126,048	156,919	(19.7)%	(2.3)%
	$495,269	$419,610	18.0%	(2.5)%

Advanced Medical Optics, Inc.

Other Financial Information

(Unaudited)

(In thousands)

	June 30, 2006	December 31, 2005
Cash and equivalents	$40,843	$40,826
Trade receivables, net	231,602	238,761
Inventories	118,583	104,820
Working capital, excluding cash	109,156	178,063
Total debt, including current portion	1,026,105	560,000
Stockholders’ equity	600,370	1,010,062

	Three Months Ended
	June 30, 2006	June 24, 2005
Depreciation and amortization	$17,374	$10,903
Capital expenditures, excluding acquisitions	12,806	9,544

	Six Months Ended
	June 30, 2006	June 24, 2005
Depreciation and amortization	$33,856	$18,863
Capital expenditures, excluding acquisitions	21,787	20,084

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